**FOR IMMEDIATE RELEASE**	Exhibit 99.1

For more information, contact:
Victor Karpiak: (425) 255-4400

FIRST FINANCIAL NORTHWEST, INC.
ANNOUNCES RETIREMENT AND APPOINTMENT OF TWO NEW DIRECTORS
AND RESIGNATION OF EXECUTIVE OFFICER

Renton, Washington – December 22, 2011 - First Financial Northwest, Inc. (the “Company”) (NASDAQ: FFNW), the holding company for First Savings Bank Northwest (“Bank”), announced today that Directors H. A. Blencoe and Robert W. McLendon have retired from the Company’s Board of Directors and that Mr. M. Scott Gaspard and Mr. Daniel L. Stevens have been appointed to the Boards of Directors of the Company and the Bank.  The Company also announced the resignation of Mr. Gaspard as Senior Vice President-External Affairs of the Bank effective December 31, 2011.

Messrs. Blencoe and McLendon are retiring effective December 31, 2011 after serving as directors of the Company since its formation in 2007.  In April 2011, Messrs. Blencoe and McLendon retired from the Bank’s Board of Directors.

“We are grateful to have had the services of Mr. Blencoe and Mr. McLendon,” said Victor Karpiak, Chairman, President and CEO.  “We wish both of them well in their retirement.”

The Company’s Nominating and Corporate Governance Committee proposed and the Board of Directors ratified and approved the appointment of Messrs. Gaspard and Stevens to the Board of Directors, which appointments were approved by the Company’s primary federal regulator, the Board of Governors of the Federal Reserve System.  Similarly, the appointment of Messrs. Gaspard and Stevens to the Bank’s Board of Directors were approved by the Bank’s primary federal regulator, the Federal Deposit Insurance Corporation.  The appointment of Messrs. Gaspard and Stevens to the Company’s Board of Directors is effective January 1, 2012.

“We have already had the benefit of Scott’s financial industry experience, as he has served as Senior Vice President-External Affairs of the Bank since January 1, 2009, and although he will be leaving the Bank to become President of the Washington Financial League, we are delighted to have someone of his caliber join our Board,” said Victor Karpiak, Chairman, President and CEO.  “In addition, we are pleased to welcome Dan, whose leadership and banking experience as a director, president and chief executive officer of several financial institutions will be a great benefit to the Company and Bank.”

Mr. Gaspard has extensive experience in many facets of the financial services arena. From 1979 to 2003 he served as an officer of the Washington Financial League becoming President of the League in 1981. During his service to the League, Mr. Gaspard counseled member institutions’ senior management and board of directors on the various legislative, regulatory, industry and emerging issues they faced.  He is returning to the League as President starting in 2012. From 2003 until December 31, 2008, he served as Senior Vice President and Manager of Government and Industry Relations at Washington Mutual, Inc. where he chaired the Public Policy Management Committee comprised of representatives from the Executive Committee, and other senior management from the various business and corporate support groups. In this role he often briefed the Board of Directors on a variety of public policy issues. On January 1, 2009, he joined the Company and has served as the Senior Vice President, External Affairs of the Bank since that time.  Mr. Gaspard currently serves as a director of the Washington Community Reinvestment Association.

Mr. Stevens has over 35 years of experience in the financial institutions industry and with his banking experience and leadership roles in banking associations will be able to provide competence in Board leadership along with a strong background to support his contributions as a director.  Mr. Stevens currently serves as Chairman of the Board of Home Federal Bancorp, Inc., Nampa, Idaho and its savings bank subsidiary, Home Federal Bank, positions he has held since 2004 and 1999, respectively.  He served as President and Chief Executive Officer of Home Federal Bancorp, Inc. from 2004 until he stepped down in January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 until January 2008, and as President of the Bank from 1995 until September 2006, when he announced his plans for retirement in 2008. In addition to his employment with Home Federal Bancorp, Inc., Mr. Stevens has served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America’s Community Bankers, served on America’s Community Bankers’ Federal Home Loan Bank System Committee, chaired the America’s Community Bankers Credit Union Committee, and was First Vice Chair of America’s Community Bankers COMPAC Board of Governors until the merger of America’s Community Bankers and the American Bankers Association in 2007.

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank that was originally organized in 1923. The Company serves the Puget Sound Region of Washington that includes King, Snohomish and Pierce counties, through its full-service banking office. The Company is part of the America’s Community Bankers NASDAQ Index. For additional information about the Company and the Bank, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for construction/land development,  residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technological factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.